                                                                      EXHIBIT 11



                           Computation of Pro Forma
                            Income Per Common Share
                     (in thousands, except per share data)
                                  (Unaudited)

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
                                              Three        Three
                                             Months       Months
                                              Ended        Ended
                                             March 31     March 31,
                                              1996         1997
                                              ----         ----
Pro forma net income                         $ 1,054        $  272
                                             =======        ======
Weighted average number of common
  equivalent shares:
     Common stock                             12,484         9,100
     Stock options (treasury stock method)      1058           439
                                             -------        ------

        Weighted average shares outstanding   13,542         9,539
                                             =======        ======

     Pro forma net income per share          $   .08        $  .03
                                             =======        ======
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